EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K/A of Renasant Corporation of our report, dated February 22, 2007, with respect to the consolidated financial statements of Capital Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Atlanta, Georgia

July 11, 2007